Mail Stop 6010


      March 23, 2006


Mr. Stan Hung
Chief Financial Officer
United Microelectronics Corporation
No. 3, Li-Hsin 2nd Road,
Hsinchu Science Park,
Hsinchu City, Taiwan, Republic of China

	Re:	United Microelectronics Corporation
      Form 20-F for the Year Ended December 31, 2004
      File No. 001-15128

Dear Mr. Hung:

We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


Sincerely,



Martin F. James
Senior Assistant Chief Accountant

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Mr. Stan Hung
United Microelectronics Corporation.
September 23, 2005
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